Exhibit 99.2

For more information, contact:

Roberta Thomson

Mobile: 214-205-4102

Email: rthomson@brunswickgroup.com

AT&T COMPLETES ACQUISITION OF LEAP WIRELESS

DALLAS, March 13, 2014 — AT&T* today closed its acquisition of prepaid wireless provider Leap Wireless International Inc., which operates under the Cricket brand. AT&T announced in July 2013 that it would acquire all of Leap’s stock and wireless properties, including licenses, network assets, retail stores and subscribers for $15 per share in cash. Leap shareholders will also receive a contingent right entitling them to the net proceeds received on the sale of Leap’s 700 MHz “A Block” spectrum in Chicago, which Leap purchased for $204 million in August 2012.

In the coming weeks, Cricket will be integrated with AT&T’s existing operations to create the new Cricket.** The new Cricket will shake up the no-contract segment with a combination of simple, low-cost rate plans; a terrific lineup of smartphones; and a great network experience. The new Cricket will have access to AT&T’s nationwide 4G LTE network covering nearly 280 million people. AT&T will gain access to Cricket’s distribution channels and will be able to expand Cricket’s presence to additional U.S. cities.

Cricket’s network currently covers approximately 97 million people in 35 U.S. states, and Cricket had 4.57 million customers as of February 28, 2014. Customer migrations are expected to be completed approximately 18 months after the launch of the new Cricket.

In addition to Cricket’s operations, AT&T also acquired spectrum in the PCS and AWS bands covering nearly 138 million people. This spectrum is largely complementary to AT&T’s existing spectrum holdings and includes unutilized spectrum covering 41 million people. AT&T will immediately begin to put the unutilized spectrum to use to support 4G LTE services for its customers. This additional spectrum will provide additional capacity and enhance network performance for customers using smartphones and other mobile Internet devices.

The deal was subject to approval by Leap’s shareholders and to review by the Federal Communications Commission (FCC) and the Department of Justice. The FCC approved the transaction within its 180-day review clock. AT&T will update its full-year 2014 guidance to reflect the impact of this transaction when it announces first-quarter 2014 results on April 22, 2014.

As of close, Leap had about 79.8 million shares outstanding. Leap will be delisted from the NASDAQ. Former Leap stockholders should visit the Leap Wireless investor relations website for more information.

Web Site Links:	Related Media Kits:
AT&T News AT&T Wireless Network AT&T Investor Relations	AT&T Network News AT&T 2013 Annual Report

Related Releases:	Related Fact Sheets:

AT&T Agrees to Acquire AWS Spectrum from

Aloha Partners II, L.P.

AT&T Reports 20 Percent Adjusted EPS Growth, Record-Low Fourth-Quarter Postpaid Churn, Solid Smartphone Gains and Continued Strong U-verse Momentum in Fourth-Quarter Results

*	AT&T products and services are provided or offered by subsidiaries and affiliates of AT&T Inc. under the AT&T brand and not by AT&T Inc.
**	The new Cricket will be an independently operated, wholly owned subsidiary of AT&T.

About AT&T

AT&T Inc. (NYSE:T) is a premier communications holding company and one of the most honored companies in the world. Its subsidiaries and affiliates – AT&T operating companies – are the providers of AT&T services in the United States and internationally. With a powerful array of network resources that includes the nation’s most reliable 4G LTE network, AT&T is a leading provider of wireless, Wi-Fi, high speed Internet, voice and cloud-based services. A leader in mobile Internet, AT&T also offers the best wireless coverage worldwide of any U.S. carrier, offering the most wireless phones that work in the most countries. It also offers advanced TV service with the AT&T U-verse® brand. The company’s suite of IP-based business communications services is one of the most advanced in the world.

Reliability claim based on data transfer completion rates on nationwide 4G LTE networks. LTE is a trademark of ETSI. 4G LTE not available everywhere.

Additional information about AT&T Inc. and the products and services provided by AT&T subsidiaries and affiliates is available at http://www.att.com/aboutus or follow our news on Twitter at @ATT, on Facebook at http://www.facebook.com/att and YouTube at http://www.youtube.com/att.

© 2014 AT&T Intellectual Property. All rights reserved. AT&T, the AT&T logo and all other marks contained herein are trademarks of AT&T Intellectual Property and/or AT&T affiliated companies. All other marks contained herein are the property of their respective owners.

Cautionary Language Concerning Forward-Looking Statements

Information set forth in this news release contains financial estimates and other forward-looking statements that are subject to risks and uncertainties, and actual results may differ materially. A discussion of factors that may affect future results is contained in AT&T’s filings with the Securities and Exchange Commission. AT&T disclaims any obligation to update or revise statements contained in this news release based on new information or otherwise.

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